Exhibit 99.1

At EMAK Worldwide, Inc.:

Media and investor inquiries:
Mike Sanders

SVP and Chief Financial Officer

(323) 932-4324

EMAK Worldwide Transfers Stock Listing to the Nasdaq Capital Market

LOS ANGELES, July 10, 2007 – EMAK Worldwide, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced that the Nasdaq Stock Market has approved its application to transfer the listing of its common stock to the Nasdaq Capital Market. EMAK’s common stock is expected to begin trading on the Nasdaq Capital Market, and to cease trading on the Nasdaq Global Market, on July 11, 2007.

EMAK sought the transfer of its common stock because it believed it would fall below the Nasdaq Global Market’s continued listing requirement of $15 million minimum market value for publicly held shares due to its high insider ownership and recent declines in its stock price. The Company did not receive a notice of deficiency from Nasdaq.

“EMAK’s trading symbol remains unchanged and so the move is otherwise seamless to investors,” said Jim Holbrook, EMAK Worldwide’s Chief Executive Officer. “We believe that the Company is better served by transferring to the Capital Market instead of seeking Nasdaq’s approval for continued listing on its Global Market, had we received a notice of deficiency.”

The Company currently meets all of the requirements for continued listing on the Nasdaq Capital Market and believes the transfer to be in the best interest of all shareholders. Additionally, the lower cost and listing requirements of the Nasdaq Capital Market better meet EMAK’s needs as a small public company.

- more -

EMAK Worldwide, Inc.

About EMAK Worldwide, Inc.

EMAK Worldwide, Inc. is the parent company of a family of marketing services agencies including Equity Marketing, Logistix, Mega and Upshot. Its agencies are experts in “consumer activation” by offering strategy-based marketing programs that directly impact consumer behavior. The agencies provide strategic planning and research, consumer insight development, entertainment marketing, design and manufacturing of custom promotional products, kids marketing, event marketing, shopper marketing and environmental branding. The Company’s blue-chip clients include Burger King Corporation, Frito-Lay, Kellogg, Kohl’s, Kraft, Macy’s, Miller Brewing Company and Procter & Gamble, among others. Headquartered in Los Angeles, EMAK has offices in Chicago, Amsterdam, Frankfurt, London, Paris and Hong Kong. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.

Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2007 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

# # #